As filed with the Securities and Exchange Commission on May 30, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FISHER COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Washington	91-0222175
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 4th Avenue N., Suite 510	98109
Seattle, Washington	(Zip Code)
(Address of Principal Executive Offices)
FISHER COMMUNICATIONS, INC.
AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN
(Full title of the plan)
Colleen B. Brown
President and Chief Executive Officer
Fisher Communications, Inc.
100 4th Avenue N., Suite 510
Seattle, Washington 98109
(Name and address of agent for service)

(206) 404-7000
(Telephone number, including area code, of agent for service)

Copy to:
Andrew Bor
Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, Washington 98101-3099
(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum offering	Proposed maximum	Amount of
	Amount to be	price	aggregate offering	registration
Title of securities to be registered	registered (1)	per share (2)	price (2)	fee
Common Stock, $1.25 par value per share, under the Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan	300,000	$30.38	$9,114,000	$358.18

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock that may become issuable under the Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act. The proposed maximum offering price per share is estimated to be $30.38 based on the average of the high sales price ($30.75) and the low sales price ($30.00) for the Registrant’s Common Stock as reported by the Nasdaq Global Market on May 22, 2008.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:
     (a) the Registrant’s Annual Report on Form 10-K (File No. 000-22439) for the year ended December 31, 2007, filed on March 14, 2008, which contains audited financial statements for the latest fiscal year for which such statements have been filed;
     (b) the Registrant’s Quarterly Report on Form 10-Q (File No. 000-22439) for the period ended March 31, 2008, filed on May 9, 2008, which contains unaudited interim financial statements;
     (c) the Registrant’s Current Reports on Form 8-K (File No. 000-22439) filed on January 4, 2008, April 7, 2008, May 5, 2008 (except for Items 2.02 and 9.01 thereof) and May 23, 2008; and
     (d) the description of the Registrant’s Common Stock contained in Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form 10 (File No. 000-22439) filed on June 18, 1997, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     None.

Item 6.	Indemnification of Directors and Officers.
     Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify directors and officers against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable, if the director or officer acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, or in the case of a criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful. Section 23B.08.560 of the WBCA authorizes a corporation by provision in a bylaw approved by its shareholders to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled. Section 10 of the Registrant’s Bylaws provides for indemnification of the Registrant’s current and former directors and officers against all expense, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee. Article V of the Registrant’s Articles of Incorporation (the “Articles”) provides for indemnification of the Registrant’s current and former directors and officer-directors without regard to the limitations set forth in Sections 23B.08.510 through 23B.08.550 and Section 23B.08.560(2) of the WBCA. Indemnification shall not be granted under the Articles or Bylaws for any of the conduct set forth in (a) through (c) above.
     Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in circumstances where the director was involved in intentional misconduct, knowingly violated the law, violated Section 23B.08.310 of the WBCA (which section relates to unlawful distributions), or personally received a benefit in the form of money, property, or services to which the director was not legally entitled. Article V, Section 1 of the Articles contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the corporation and its shareholders.
     Authority to indemnify under the WBCA and the Articles and Bylaws is sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The Registrant also maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1+	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1+	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-22439) filed on May 23, 2008)

+	Filed herewith.

*	Incorporated herein by reference.

Item 9.	Undertakings.
     A. The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
               (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 30, 2008.

FISHER COMMUNICATIONS, INC.
/s/ Colleen B. Brown
By: Colleen B. Brown
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Colleen B. Brown and Joseph J. Lovejoy, or any of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on May 30, 2008.

Signature	Title

/s/ Colleen B. Brown	President, Chief Executive Officer and
Colleen B. Brown	Director (Principal Executive Officer)

/s/ Joseph J. Lovejoy	Senior Vice President and Acting Chief Financial
Joseph J. Lovejoy	Officer (Principal Financial Officer)

/s/ Jodi A. Colligan	Vice President Finance (Principal Accounting
Jodi A. Colligan	Officer)

/s/ Deborah L. Bevier	Director
Deborah L. Bevier

/s/ Phelps K. Fisher	Director
Phelps K. Fisher

/s/ Donald G. Graham, III	Director
Donald G. Graham, III

/s/ Richard L. Hawley	Director
Richard L. Hawley

/s/ Brian P. McAndrews	Director
Brian P. McAndrews

/s/ Jerry A. St. Dennis	Director
Jerry A. St. Dennis

/s/ George F. Warren, Jr.	Director
George F. Warren, Jr.

/s/ William W. Warren, Jr.	Director
William W. Warren, Jr.

/s/ Michael D. Wortsman	Director
Michael D. Wortsman

EXHIBIT INDEX

Exhibit No.	Description

5.1+	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1+	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-22439) filed on May 23, 2008)

+	Filed herewith.

*	Incorporated herein by reference.